Exhibit 10.5

SECOND AMENDED AND RESTATED

EXPEDIA, INC. RESTRICTED STOCK UNIT AGREEMENT

FOR DARA KHOSROWSHAHI

THIS AGREEMENT, dated as of the award date (the “Award Date”), designated on the Summary of Award referenced below, as amended as of December 31, 2008, amended and restated as of April 8, 2009, and further amended and restated as of December 20, 2011, is between Expedia, Inc., a Delaware corporation (“Expedia” or the “Corporation”), and Dara Khosrowshahi (the “Eligible Individual”) designated as receiving an award of restricted stock units by the Compensation Committee of the board of directors of the Corporation (the “Board”) (or such other Committee as the Board may from time to time designate) (the “Committee”).

All capitalized terms used herein, to the extent not defined, shall have the meanings set forth in the Corporation’s Amended and Restated 2005 Stock and Annual Incentive Plan (the “Plan”).

1.	Award and Vesting of Restricted Stock Units

(a) This Agreement covers restricted stock units with respect to 400,000 Shares (the “Restricted Stock Units”). Reference is made to the “Summary of Award” that can be found on the Smith Barney Benefit Access System at www.benefitaccess.com. The Summary of Award, which sets forth the number of Restricted Stock Units granted to the Eligible Individual by the Corporation and the Award Date (among other information), is hereby incorporated by reference into, and shall be read as part and parcel of, this Agreement.

(b) Subject to the terms and conditions of this Agreement and the provisions of the Plan and subject to the Eligible Individual’s continuous Service through the applicable vesting dates, the Restricted Stock Units shall vest and no longer be subject to any restriction (such period during which restrictions apply is the “Restriction Period”) as set forth below in the event both (i) one of the two performance goals approved by the Committee (the “Performance Goals”) and relating to EBITA or the Corporation’s stock price is achieved and (ii) the Expedia OIBA Target (as defined in Exhibit A) is achieved (collectively, the “Combined Goals”):

Vesting Date	Percentage of Total Grant Vesting

Upon the attainment by the Corporation of the Combined Goals; provided, however, that at the election of the Corporation, such vesting shall be conditioned on the Eligible Individual agreeing to remain employed as the Chief Executive Officer of the Corporation for an additional two years following satisfaction of the Combined Goals on no less favorable terms to the Eligible Individual than the terms of employment as in effect at the time of such agreement.	75%

On the one year anniversary of the attainment of the Combined Goals (or, if earlier, upon the Eligible Individual’s Termination of Employment by the Corporation without Cause following the attainment of the Combined Goals), provided the Eligible Individual has not voluntarily terminated his employment with the Corporation and the Eligible Individual’s employment has not been terminated by the Corporation for Cause.	25%

For the avoidance of doubt, the Corporation acknowledges that at least one of the Performance Goals has been satisfied.

(c) Notwithstanding the provisions of Paragraph 1(b), if the Eligible Individual incurs a Termination of Employment by the Corporation without Cause during a fiscal year in which the Modified Expedia OIBA Target (as defined in Exhibit A) is met and prior to such Termination of Employment one of the Performance Goals has been met, then 75% of the Restricted Stock Units will vest (and the Restriction Period shall lapse for such Restricted Stock Units) as soon as practicable following the determination by the Committee (within sixty (60) days following the end of the applicable fiscal year) that the Modified Expedia OIBA Target and one of the Performance Goals have been met and all remaining unvested Restricted Stock Units shall be forfeited by the Eligible Individual. If the Eligible Individual incurs a Termination of Employment by the Corporation without Cause and the Committee determines that either (x) the Modified Expedia OIBA Target has not been met, or (y) both of the Performance Goals have not been met, then all the Restricted Stock Units will be forfeited immediately, provided, however, that the Committee shall have the discretion to waive, in whole or in part, any or all remaining restrictions with respect to any or all of such Eligible Individual’s Restricted Stock Units.

(d) Notwithstanding the provisions of Paragraph 1(b), in the event the Eligible Individual incurs a Termination of Employment by the Corporation for Cause, or the Eligible Individual voluntarily incurs a Termination of Employment within two years after any event or circumstance that would have been grounds for a Termination of Employment for Cause, the Eligible Individual’s Restricted Stock Units (whether or not vested) shall be forfeited and canceled in their entirety upon such Termination of Employment, and the Corporation may cause the Eligible Individual, immediately upon notice from the Corporation, either to return the shares or cash issued upon settlement of Restricted Stock Units that vested during the two-year period after the events or circumstances giving rise to or constituting grounds for such Termination of Employment for Cause or to pay to the Corporation an amount equal to the aggregate amount, if any, that the Eligible Individual had previously realized in respect of any and all shares issued upon settlement of Restricted Stock Units that vested during the two-year period after the events or circumstances giving rise to or constituting grounds for such Termination of Employment for Cause (i.e., the value of the Restricted Stock Units upon vesting), in each case including any dividend equivalents or other distributions received in respect of any such Restricted Stock Units.

(e) In the event the Eligible Individual incurs a Termination of Employment during the Restriction Period for any reason other than as set forth in Paragraph 1(c) or Paragraph 5 (with respect to a Change in Control), all remaining unvested Restricted Stock Units shall be forfeited by the Eligible Individual and canceled in their entirety, effective immediately upon such termination.

(f) For purposes of this Agreement, employment with the Corporation shall include employment with the Corporation’s Affiliates and its successors. Nothing in this Agreement or the Plan shall confer upon the Eligible Individual any right to continue in the employ of the Corporation or any of its Affiliates or interfere in any way with the right of the Corporation or any such Affiliates to terminate the Eligible Individual’s employment at any time.

(g) In calculating Expedia OIBA in any given fiscal year for purposes of determining whether the Expedia OIBA Target or the Modified Expedia OIBA Target has been met, the operating results of all of the Corporation’s acquisitions will be included in all such calculations, starting with the first full fiscal year after any such acquisitions. The Expedia OIBA Target and the Modified Expedia OIBA Target will reflect acquisitions by the Corporation in accordance with the terms of Exhibit A.

2.	Settlement of Units

As soon as practicable (but in no event later than five business days) after any Restricted Stock Units have vested and are no longer subject to the Restriction Period, such Restricted Stock Units shall be settled. Subject to Paragraph 8 (pertaining to the withholding of taxes), for each Restricted Stock Unit settled pursuant to this Paragraph 2, the Corporation shall (i) if the Eligible Individual is employed within the United States, issue one share of Common Stock for each vested Restricted Stock Unit and cause to be delivered to the Eligible Individual one or more unlegended, freely-transferable stock certificates in respect of such shares issued upon settlement of the vested Restricted Stock Units or (ii) if the Eligible Individual is employed outside the United States, pay, or cause to be paid, to the Eligible Individual an amount of cash equal to the Fair Market Value of one share of Common Stock for each vested Restricted Stock Unit settled at such time. Notwithstanding the foregoing, the Corporation shall be entitled to hold the shares or cash issuable upon settlement of Restricted Stock Units that have vested until the Corporation or the agent selected by the Corporation to manage the Plan under which the Restricted Stock Units have been issued (the “Agent”) shall have received from the Eligible Individual a duly executed Form W-9 or W-8, as applicable.

3.	Non-Transferability of the Restricted Stock Units

During the Restriction Period and until such time as the Restricted Stock Units are ultimately settled as provided in Paragraph 2 above, the Restricted Stock Units shall not be transferable by the Eligible Individual by means of sale, assignment, exchange, encumbrance, pledge, hedge or otherwise.

4.	Rights as a Stockholder

Except as otherwise specifically provided in this Agreement, during the Restriction Period the Eligible Individual shall not be entitled to any rights of a stockholder with respect to the Restricted Stock Units. Notwithstanding the foregoing, if the Corporation declares and pays dividends on the Common Stock during the Restriction Period, the Eligible Individual will be credited with additional amounts for each Restricted Stock Unit equal to the dividend that would have been paid with respect to such Restricted Stock Unit if it had been an actual share of Common Stock, which amounts shall remain subject to restrictions (and as determined by the Committee, may be reinvested in Restricted Stock Units or may be held in kind as restricted cash or property) and shall vest and be settled concurrently with the vesting and settlement of the Restricted Stock Units upon which such dividend equivalent amounts were paid. Notwithstanding the foregoing, dividends and distributions other than regular quarterly cash dividends, if any, may result in an adjustment pursuant to Paragraph 5, rather than under this Paragraph 4.

5.	Adjustments in the Event of Change in Stock; Change in Control

(a) Subject to the provisions of Paragraph 5(b), in the event of a stock dividend, stock split, reverse stock split, stock rights offering, share combination, separation, spinoff or recapitalization or similar event affecting the capital structure of the Corporation, the Committee or the Board shall make such substitutions or adjustments as it deems equitable to the number of Restricted Stock Units and the number and kind of shares of Common Stock underlying the Restricted Stock Units. Subject to the provisions of Paragraph 5(b), in the event of a merger, consolidation, acquisition of property or shares, reorganization, liquidation, Disaffiliation or similar event affecting the Corporation or any of its Subsidiaries (each, a “Corporate Transaction”), the Committee or the Board may in its discretion make such substitutions or adjustments as it deems appropriate and equitable to the number of Restricted Stock Units and the number and kind of shares of Common Stock underlying the Restricted Stock Units.

In the case of Corporate Transactions, such adjustments may include, without limitation (i) the cancellation of the Restricted Stock Units in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such Restricted Stock Units, as determined by the Committee or the Board in its sole discretion, and (ii) the substitution of other property (including, without limitation, cash or other securities of the Corporation and securities of entities other than the Corporation) for the shares of Common Stock underlying the Restricted Stock Units.

In the case of any Disaffiliation, such adjustments may include, without limitation, arranging for the assumption of the Restricted Stock Units, or the replacement of the Restricted Stock Units with new awards based on other property or other securities (including, without limitation, other securities of the Corporation and securities of entities other than the Corporation), by the affected Subsidiary, Affiliate or division or by the entity that controls such Subsidiary, Affiliate or division following such Disaffiliation (as well as any corresponding adjustments to any Restricted Stock Units that remain based upon securities of the Corporation).

The determination of the Committee regarding any such adjustment will be final and conclusive and need not be the same for all recipients of restricted stock units granted under the Plan.

(b) In the event of a Change in Control (as defined in the Plan; provided, however, that for the purposes of this Agreement, a “Change in Control” shall in addition to the items covered by the definition in the Plan include the termination of the irrevocable proxy held by Barry Diller to vote shares of the Corporation held by Liberty Media Corporation or its affiliates, and the acquisition by Liberty Media Corporation and their respective affiliates of Beneficial Ownership of equity securities of the Corporation whereby Liberty Media Corporation acquires or assumes more than 35% of the voting power of the then outstanding equity securities of the Corporation entitled to vote generally in the election of directors), then 50% of the Restricted Stock Units automatically shall vest immediately without regard to the achievement of the Expedia OIBA Target or the Performance Goals. If, within one year following such Change in Control, (i) the Eligible Individual incurs a material and demonstrable adverse change in the nature and scope of the Eligible Individual’s duties from those in effect immediately prior to the Change in Control (a “MAC Termination Event”), or (ii) the Eligible Individual incurs a Termination of Employment by the Corporation without Cause, then the remaining Restricted Stock Units immediately shall vest, in each case without regard to the achievement of the Expedia OIBA Target or the Performance Goals; provided however, that in no event shall the Eligible Individual’s termination of employment constitute a MAC Termination Event unless (x) the MAC Termination Event shall have occurred and the Eligible Individual provides the Corporation with written notice thereof within thirty (30) days after the Eligible Individual has knowledge of the occurrence or existence of such MAC Termination Event, which notice specifically identifies the event or circumstance that the Eligible Individual believes constitutes a MAC Termination Event, (y) the Corporation fails to correct the circumstance or event so identified within 30 days after the receipt of such notice, and (z) the Eligible Individual resigns within 180 days after the date of delivery of the notice referred to in clause (x) above. This Paragraph 5(b) shall not apply to the Eligible Individual’s Restricted Stock Units in the event of the Eligible Individual’s Termination of Employment prior to a Change in Control.

6.	Payment of Transfer Taxes, Fees and Other Expenses

The Corporation agrees to pay any and all original issue taxes and stock transfer taxes that may be imposed on the issuance of shares received by an Eligible Individual in connection with the Restricted Stock Units, together with any and all other fees and expenses necessarily incurred by the Corporation in connection therewith.

7.	Other Restrictions

(a) The Restricted Stock Units shall be subject to the requirement that, if at any time the Committee shall determine that (i) the listing, registration or qualification of the shares of Common Stock subject or related thereto upon any securities exchange or under any state or federal law, or (ii) the consent or approval of any government regulatory body is required, then in any such event, the award of Restricted Stock Units shall not be effective unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

(b) The Eligible Individual acknowledges that the Eligible Individual is subject to the Corporation’s policies regarding compliance with securities laws, including but not limited to its Securities Trading Policy (as in effect from time to time and any successor policies) and pursuant to these policies, if the Eligible Individual is on the Corporation’s insider list, the Eligible Individual shall be required to obtain pre-clearance from the Corporation’s General Counsel prior to purchasing or selling any of the Corporation’s securities, including any shares issued upon vesting of the Restricted Stock Units, and may be prohibited from selling such shares other than during an open trading window. The Eligible Individual further acknowledges that, in its discretion, the Corporation may prohibit the Eligible Individual from selling such shares even during an open trading window if the Corporation has concerns over the potential for insider trading.

8.	Taxes and Withholding

No later than the date as of which an amount first becomes includible in the gross income of the Eligible Individual for federal, state, local or foreign income or employment or other tax purposes with respect to any Restricted Stock Units, the Eligible Individual shall pay to the Corporation, or make arrangements satisfactory to the Corporation regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. The obligations of the Corporation under this Agreement shall be conditioned on compliance by the Eligible Individual with this Paragraph 8, and the Corporation and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Eligible Individual, including deducting such amount from the delivery of shares or cash issued upon settlement of the Restricted Stock Units that gives rise to the withholding requirement.

9.	Notices

All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by facsimile, overnight courier, or registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Eligible Individual: at the last known address on record at the Corporation.

If to the Corporation:

Expedia, Inc.

333 108th Ave. NE

Bellevue, WA 98004

Attention: General Counsel

Facsimile: (425) 679-7251

or to such other address or facsimile number as any party shall have furnished to the other in writing in accordance with this Paragraph 9. Notice and communications shall be effective when actually received by the addressee. Notwithstanding the foregoing, the Eligible Individual consents to electronic delivery of documents required to be delivered by the Corporation under the securities laws.

10.	Effect of Agreement

Except as otherwise provided hereunder, this Agreement shall be binding upon and shall inure to the benefit of any successor or successors of the Corporation. The terms, conditions and vesting on any previously granted Awards to the Eligible Individual remain in full force and effect.

11.	Laws Applicable to Construction; Consent to Jurisdiction

The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware without reference to principles of conflict of laws, as applied to contracts executed in and performed wholly within the State of Delaware. In addition to the terms and conditions set forth in this Agreement, the Restricted Stock Units are subject to the terms and conditions of the Plan, which are hereby incorporated by reference.

Any and all disputes arising under or out of this Agreement, including without limitation any issues involving the enforcement or interpretation of any of the provisions of this Agreement, shall be resolved by the commencement of an appropriate action in the state or federal courts located within the state of Delaware, which shall be the exclusive jurisdiction for the resolution of any such disputes. The Eligible Individual hereby agrees and consents to the personal jurisdiction of said courts over the Eligible Individual for purposes of the resolution of any and all such disputes.

12.	Severability

The invalidity or enforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

13.	Conflicts and Interpretation

In the event of any conflict between this Agreement and the Plan, the Plan shall control. In the event of any ambiguity in this Agreement, or any matters as to which this Agreement is silent, the Plan shall govern including, without limitation, the provisions thereof pursuant to which the Committee has the power, among others, to (i) interpret the Plan, (ii) prescribe, amend and rescind rules and regulations relating to the Plan, and (iii) make all other determinations deemed necessary or advisable for the administration of the Plan.

In the event of any (i) conflict between the Summary of Award (or any other information posted on the Smith Barney Benefit Access System) and this Agreement, the Plan and/or the books and records of the Corporation or (ii) ambiguity in the Summary of Award (or any other information posted on the Smith Barney Benefit Access System), this Agreement, the Plan and/or the books and records of the Corporation, as applicable, shall control.

14.	Amendment

The Corporation may modify, amend or waive the terms of the Restricted Stock Unit award, prospectively or retroactively, but no such modification, amendment or waiver shall impair the rights of the Eligible Individual without his consent, except as required by applicable law, NASDAQ or stock exchange rules, tax rules or accounting rules. The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

15.	Headings

The headings of paragraphs herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any of the provisions of this Agreement.

16.	[Reserved]

17.	Data Protection

The Eligible Individual authorizes the release from time to time to the Corporation (and any of its subsidiaries or affiliated companies) and to the Agent (together, the “Relevant Companies”) of any and all personal or professional data that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”). Without limiting the above, the Eligible Individual permits his or her employing company to collect, process, register and transfer to the Relevant Companies all Relevant Information (including any professional and personal data that may be useful or necessary for the purposes of the administration of the Plan and/or this Agreement and/or to implement or structure any further grants of equity awards (if any)). The Eligible Individual hereby authorizes the Relevant Information to be transferred to any jurisdiction in which the Corporation, his or her employing company or the Agent considers appropriate. The Eligible Individual shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.

18.	Non-Compete

In consideration of the Corporation’s award of Restricted Stock Units, the Eligible Individual hereby agrees and covenants that during his employment with the Corporation and its Subsidiaries and Affiliates and for a period of 24 months beyond the Eligible Individual’s date of Termination of Employment for any reason (the “Non-Compete Period”), the Eligible Individual shall not, directly or indirectly, engage in, assist or become associated with a Competitive Activity. For purposes of this Agreement: (i) a “Competitive Activity” means, at the time of such Eligible Individual’s termination, any business or other endeavor, in any jurisdiction, of a kind being conducted by the Corporation or any of its subsidiaries or, if engaged in the provision of any travel related services, any of its Affiliates in any jurisdiction (or demonstrably anticipated by the Corporation or its Subsidiaries or Affiliates) as of the date hereof or at any time thereafter; and (ii) the Eligible Individual shall be considered to have become “associated with a Competitive Activity” if the Eligible Individual becomes directly or indirectly involved as an owner, principal, employee, officer, director, independent contractor, representative, stockholder, financial backer, agent, partner, advisor, lender, or in any other individual or representative capacity with any individual, partnership, corporation or other organization that is engaged in a Competitive Activity. Notwithstanding the foregoing, (i) the Eligible Individual’s service as a member of the Board of Directors of TripAdvisor shall not be a Competitive Activity, and (ii) the Eligible Individual may make and retain investments during the Non-Compete Period, for investment purposes only, in the outstanding capital stock of TripAdvisor or in less than five percent (5%) of the outstanding capital stock of any publicly-traded corporation engaged in a Competitive Activity if stock of such corporation is either listed on a national stock exchange or on the NASDAQ National Market System if the Eligible Individual is not otherwise affiliated with such corporation.

19.	Counterparts

This Agreement may be executed in counterparts, which together shall constitute one and the same original.

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IN WITNESS WHEREOF, as of the date first above written, the Corporation has caused this Agreement to be executed on its behalf by a duly authorized officer and the Eligible Individual has hereunto set the Eligible Individual’s hand.

EXPEDIA, INC.

By:	/s/ Mark D. Okerstrom
Name:	Mark D. Okerstrom
Title:	Executive Vice President and Chief Financial Officer

ELIGIBLE INDIVIDUAL

By:	/s/ Dara Khosrowshahi
DARA KHOSROWSHAHI

Exhibit A

“Expedia OIBA Target” means, as of any given fiscal year, the sum obtained by adding (x) the Acquisition OIBA to (y) the Expedia Unadjusted OIBA Target.

“Expedia Unadjusted OIBA Target” means the sum obtained by adding (x) $1.6 million to (y) the product obtained by multiplying (1) 2011 Expedia OIBA by (2) the Shortfall Factor.

“Modified Expedia OIBA Target” means, as of any given fiscal year, the sum obtained by adding (x) the Acquisition OIBA to (y) 90.8% of the Expedia Unadjusted OIBA Target.

“OIBA” means operating income before amortization as set forth in or derived from the Corporation’s or TripAdvisor’s, as applicable, publicly available financial reports. For the avoidance of doubt, if the Corporation or TripAdvisor, as applicable, adopts adjusted EBITDA as its primary performance metric, then OIBA shall mean reported adjusted EBITDA, as adjusted to give effect to depreciation.

“Shortfall Factor” means the sum of (x) 1.0 plus (y) the Shortfall Quotient.

“Shortfall Quotient” means the quotient obtained by dividing (x) the 2011 Shortfall by (y) 2011 Consolidated OIBA, carried out to four decimal places.

“2011 Consolidated OIBA” means consolidated OIBA for Expedia, Inc. (including TripAdvisor Media Group segment OIBA) for the twelve month period ending December 31, 2011, excluding any OIBA generated by any 2011 acquisition, calculated in a manner consistent with the historical calculation of Expedia, Inc. OIBA on a consolidated basis.

“2011 Expedia OIBA” means OIBA for Expedia, Inc. segments other than the TripAdvisor Media Group segment for the twelve month period ending December 31, 2011, excluding any OIBA generated by any 2011 acquisition.

“2011 Shortfall” means the difference obtained by subtracting (x) 2011 Consolidated OIBA from (y) $1,085,100,000.

“Acquisition OIBA” means, for all acquisitions completed by the Corporation after December 31, 2010 and prior to the fiscal year with respect to which the Expedia OIBA Target or the Modified Expedia OIBA Target, as applicable, is being calculated, the aggregate positive amount of OIBA that the Corporation expected to achieve (as projected at the time of each such acquisition) in the first full fiscal year following each such acquisition.

*    *    *    *    *    *

Set forth below is an example, for illustrative purposes only, of the calculation of the Expedia OIBA Target and the Modified Expedia OIBA Target. The example is not based on actual data.

2011 Consolidated OIBA =	$900,000,000
2011 Expedia OIBA =	$550,000,000
2011 Shortfall =	$185,100,000	[1]
Shortfall Quotient =	.2057	[2]
Shortfall Factor =	1.2057	[3]
Expedia Unadjusted OIBA Target =	$664,735,000	[4]
Acquisition OIBA =	$2,600,000
Expedia OIBA Target =	$667,335,000	[5]
Modified Expedia OIBA Target =	$606,179,380	[6]

[1]	$1,085,100,000 - $900,000,000 = $185,100,000
[2]	$185,100,000 / $900,000,000 = .2057
[3]	1 + .2057 = 1.2057
[4]	$550,000,000 × 1.2057 = $663,135,000 + $1,600,000 = $664,735,000
[5]	$664,735,000 + $2,600,000 = $667,335,000
[6]	$664,735,000 × 0.908 = $603,579,380 + $2,600,000 = $606,179,380

A-2